Exhibit 10.210

for the following PROJECT:

(Name and location or address):

Design and Construction of the world headquarters building for Pharmaceutical

Products Development, Inc.’s Headquarters

Wilmington, NC

THE OWNER:

(Name and address):

River Ventures LLC

3151 South 17th Street

Wilmington, NC 28412

THE ARCHITECT:

(Name and address):

Cline Design Associates, P.A.

125 North Harrington Street

Raleigh, NC 27603

THE CONTRACTOR and CONSTRUCTION MANAGER:

Bovis Lend Lease, Inc.

8540 Colonnade Center Drive, Suite 201

Raleigh, NC 27615

ADDITIONS AND DELETIONS:

The author of this document has added information needed for its completion. The author may also have revised the text of the original AlA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AlA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

This document has been approved and endorsed by The Associated General Contractors of America

TABLE OF ARTICLES

1 GENERAL PROVISIONS	3

2 OWNER	4

3 CONTRACTOR	5

4 ADMINISTRATION OF THE CONTRACT	10

5 SUBCONTRACTORS	15

6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS	16

7 CHANGES IN THE WORK	17

8 TIME	19

9 PAYMENTS AND COMPLETION	20

10 PROTECTION OF PERSONS AND PROPERTY	25

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11 INSURANCE AND BONDS	27

12 UNCOVERING AND CORRECTION OF WORK	30

13 MISCELLANEOUS PROVISIONS	31

14 TERMINATION OR SUSPENSION OF THE CONTRACT	32

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ARTICLE I GENERAL PROVISIONS

§ 1.1 BASIC DEFINITIONS § 1.1.1 THE CONTRACT DOCUMENTS

The Contract Documents consist of the Agreement between Owner and Contractor (hereinafter the Agreement), Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement and Modifications issued after execution of the Contract. A Modification is (1) a written amendment o the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the Contractor’s hid or portions of Addenda relating to bidding requirements).

§ 1.1.2 THE CONTRACT

The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Owner and a Subcontractor or Sub-subcontractor, (3) between the Owner and Architect or (4) between any persons or entities other than the Owner and Contractor. The Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of the Architect’s duties.

§ 1.1.3 THE WORK

The term “Work” means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to he provided by the Contractor to fulfill the Contractor’s obligations. The Work may constitute the whole or a part of the Project.

§ 1.1.4 THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

§ 1.1.5 THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

§ 1.1.6 THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

§ 1.1.7 THE PROJECT MANUAL

The Project Manual is a volume assembled for the Work which may include the bidding requirements, sample forms, Conditions of’ the Contract and Specifications. The Project Manual includes these General Conditions, the Specifications and all Addenda issued prior to the execution of the Agreement.

§ 1.2 CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

§ 1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results. In the event of discrepancies between or within Contract Documents, which were known or should have reasonably been known, , the Construction Manager shall provide the better quality or greater quantity and shall comply with the more stringent requirements and either or both in accordance with the Architect’s interpretation. The Construction Manager shall bring all known inconsistencies to the Architect’s attention, prior to installation, for the Architect’s interpretation.

§ 1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

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§ 1.2.3 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ 1.3 CAPITALIZATION

§ 1.3.1 Terms capitalized in these General Conditions include those which are (I) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.

§ 1.4 INTERPRETATION

§ 1.4.1 In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” hut the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 1.5 EXECUTION OF CONTRACT DOCUMENTS

§ 1.5.1 The Contract Documents shall he signed by the Owner and Contractor. If either the Owner or Contractor or both do not sign all the Contract Documents, the Architect shall identify such unsigned Documents upon request.

§ 1.5.2 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

§ 1.6 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE

§ 1.6.1 The Drawings, Specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service through which the Work to be executed by the Contractor is described. The Contractor may retain one record set. Neither the Contractor nor any Subcontractor, Sub-subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect or the Architect’s consultants, and unless otherwise indicated the Architect and the Architect’s consultants shall he deemed the authors of them and will retain all common law, statutory and other reserved rights, in addition to the copyrights. All copies of Instruments of Service, except the Contractor’s record set, shall be returned or suitably accounted for to the Architect, on request, upon completion of the Work. The Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants, and copies thereof furnished to the Contractor, are for use solely with respect to this Project. They are not to be used by the Contractor or any Subcontractor, Sub-subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner, Architect and the Architect’s consultants. The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are authorized to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s or Architect’s consultants’ copyrights or other reserved rights.

ARTICLE 2 OWNER § 2.1 GENERAL

§ 2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Owner shall designate in writing a representative who shall have express authority to hind the Owner with respect to all matters requiring the Owner’s approval or authorization. Except as otherwise provided in Section 4.2.1, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 2.1.2 The Owner shall furnish to the Contractor within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

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§ 2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER

§ 2.2.1 The Owner shall, at the written request of the Contractor, prior to commencement of the Work and thereafter, furnish to the Contractor a Guaranty in the form as shown in Exhibit A.

§ 2.2.2 Except for building permits and fees, including those required under Section 3.7.1, which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay ftr necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

§ 2.2.3 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The Contractor shall he entitled to rely on the accuracy of information furnished by the Owner provided that the Construction Manager has diligently reviewed the information and has informed the Owner in writing if it has actual knowledge of incorrect information. The Construction Manager shall exercise proper precautions relating to the safe performance of the Work.

§ 2.2.4 Information or services required of the Owner by the Contract Documents shall be furnished by the Owner with reasonable promptness. Any other information or services relevant to the Contractor’s performance of the Work under the Owner’s control shall be furnished by the Owner after receipt from the Contractor of a written request for such information or services.

§ 2.2.5 Unless otherwise provided in the Contract Documents, the Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonably necessary for execution of the Work.

§ 2.3 OWNER’S RIGHT TO STOP THE WORK

§ 2.3.1 If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Section 12.2 or persistently fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Section 6.1.3.

§ 2.4 OWNER’S RIGHT TO CARRY OUT THE WORK

§ 2.4.1 If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such seven-day period give the contractor a second written notice to correct such deficiencies within a three-day period. If the Contractor within such three-day period after receipt of such second notice fails to commence and continue to correct any deficiencies, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the reasonable cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure. Such action by the Owner and amounts charged to the Contractor are both subject to prior approval of the Architect. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

§ 2.5.1 In no event shall the Owner have control over, charge of, or any responsibility for construction means, methods, techniques, sequences or procedures or for safety precautions unless the respective subcontractor or vendor is working directly for/with the Owner.

ARTICLE 3 CONTRACTOR

§ 3.1 GENERAL

§ 3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number, The term “Contractor” means the Construction Manager or the Construction Manager’s authorized representative.

§ 3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents.

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§ 3.1.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

§ 3.2 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

§ 3.2.1 Since the Contract Documents are complementary, before starting each portion of the Work, the Contractor shall carefully study and compare the various Drawings and other Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Section 2.2.3, shall take field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, any errors, inconsistencies or omissions discovered by the Contractor shall be reported promptly to the Architect as a request for information in such form as the Architect may require.

§ 3.2.2 Any design errors or omissions noted by the Contractor during this review shall be reported promptly to the Architect, but it is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional unless otherwise specifically provided in the Contract Documents. The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations, but any nonconformity discovered by or made known to the Contractor shall be reported promptly to the Architect.

§ 3.2.3 If the Contractor believes that additional cost or time is involved because of clarifications or instructions issued by the Architect in response to the Contractor’s notices or requests for information pursuant to Sections 3.2.1 and 3.2.2. the Contractor shall make Claims as provided in Sections 4.3.6 and 4 3 7 If the Contractor fails to perform the obligations of Sections 3.2.1 and 3.2.2, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations. The Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents unless the Contractor recognized such error, inconsistency, omission or difference and knowingly failed to report it to the Architect.

§ 3.3 SUPERVISION AND CONSTRUCTION PROCEDURES

§ 3.3.1 The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning these matters. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall he fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect. If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Contractor, the Owner shall be solely responsible for any resulting loss or damage.

§ 3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for or on behalf of the Contractor or any of its Subcontractors.

§ 3.3.3 The Contractor shall he responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ 3.4 LABOR AND MATERIALS

§ 3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work,

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§ 3.4.2 The Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order.

§ 3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

§ 3.5 WARRANTY

§ 3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

§ 3.6 TAXES

§ 3.6.1 The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.

§ 3.7 PERMITS, FEES AND NOTICES

§ 3.7.1 Unless otherwise provided in the Contract Documents, the Contractor shall secure and pay for the building permit and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work which are customarily secured after execution of the Contract and which are legally required when bids are received or negotiations concluded. The Construction Manager shall furnish the Owner with copies of certificates of all permits and fees, licenses and inspections necessary for the proper execution and completion of the Work for which the Construction Manager is responsible. Upon completion of the Work, the Construction Manager shall deliver to the Architect original copies of all required certificates of inspection.

§ 3.7.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

§ 3.7.3 It is not the Contractor’s responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations. However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing, and necessary changes shall he accomplished by appropriate Change Order.

§ 3.7.4 If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Architect and Owner, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

§ 3.8 ALLOWANCES

§ 3.8.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.

§ 3.8.2 Unless otherwise provided in the Contract Documents:

.1	allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2	Contractor’s costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum hut not in the allowances;

.3	whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (I) the difference between actual costs and the allowances under Section 3.8.2.1 and (2) changes in Contractor’s costs under Section 3.8.2.2.

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§ 3.8.3 Materials and equipment under an allowance shall he selected by the Owner in sufficient time to avoid delay in the Work.

§ 3.9 SUPERINTENDENT

§ 3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor. Important communications shall be confirmed in writing. Other communications shall be similarly confirmed on written request in each case.

§ 3.10 CONTRACTOR’S CONSTRUCTION SCHEDULES

§ 3.10.1 The Contractor, promptly after being awarded the Contract, shall prepare and submit for the Owner’s and Architect’s information a Contractor’s construction schedule for the Work. The schedule shall not exceed time limits current under the Contract Documents, shall he revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work.

§ 3.10.2 The Contractor shall prepare and keep current, for the Architect’s approval, a schedule of submittals which is coordinated with the Contractor’s construction schedule and allows the Architect reasonable time to review submittals.

§ 3.10.3 The Contractor shall perform the Work in general accordance with the most recent schedules submitted to the Owner and Architect.

§ 3.11 DOCUMENTS AND SAMPLES AT THE SITE

§ 3.11.1 The Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work.

§ 3.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

§ 3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

§ 3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

§ 3.12.3 Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

§ 3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Review by the Architect is subject to the limitations of Section 4.2.7. Informational submittals upon which the Architect is not expected to take responsive action may he so identified in the Contract Documents. Submittals which are not required by the Contract Documents may be returned by the Architect without action.

§ 3.12.5 The Contractor shall review for compliance with the Contract Documents, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors, Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by the Contractor may be returned by the Architect without action.

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§ 3.12.6 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

§ 3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect. If material or equipment is installed before it is approved by the Architect pursuant to the Contract Documents, the Construction Manager shall be liable for its removal and replacement at no extra charge to the Owner if, in the opinion of the Owner after consultation with the Architect, the material or equipment does not comply with the Contract Documents.

§ 3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s approval thereof.

§ 3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such written notice the Architect’s approval of a resubmission shall not apply to such revisions.

§ 3.12.10 The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering, unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the Contractor all performance and design criteria that such services must satisfy. Pursuant to this Section 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.

The Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents.

§ 3.13 USE OF SITE

§ 3.13.1 The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

§ 3.14 CUTTING AND PATCHING

§ 3.14.1 The Contractor shall he responsible for cutting, fitting or patching required to complete the Work or to make ts parts fit together properly.

§ 3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by

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excavation, The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not he unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

§ 3.15 CLEANING UP

§ 3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials.

§ 3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

§ 3.16 ACCESS TO WORK

§ 3.16.1 The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.

§ 3.17 ROYALTIES, PATENTS AND COPYRIGHTS

§ 3.17.1 The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents or where the copyright violations are contained in Drawings. Specifications or other documents prepared by the Owner or Architect However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

§ 3.18 INDEMNIFICATION

§ 3.18.1 To the fullest extent permitted by law the Contractor shall indemnify, defend and hold harmless the Owner, and its agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, except to the extent such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 3.18.

§ 3.18.2 In claims against any person or entity indemnified under this Section 3.18 by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

ARTICLE 4 ADMINISTRATION OF THE CONTRACT

§ 4.1 ARCHITECT

§ 4.1.1 The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term “Architect” means the Architect or the Architect’s authorized representative.

§ 4.1.2 Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Contractor and Architect. Consent shall not be unreasonably withheld.

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§ 4.1.3 If the employment of the Architect is terminated, the Owner shall employ a new Architect against whom the Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the former Architect.

§ 4.2 ARCHITECT’S ADMINISTRATION OF THE CONTRACT

§ 4.2.1 The Architect will provide administration of the Contract as described in the Contract Documents, and will be an Owner’s representative (I) during construction, (2) until final payment is due and (3) with the Owner’s concurrence, from time to time during the one-year period for correction of Work described in Section 12.2. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified in writing in accordance with other provisions of the Contract. The Architect will provide those services as describe in the Contract Documents. The Architect shall have authority to order minor changes in the Work pursuant to Subparagraph 7.4.1 which do not involve an adjustment in the Contract Sum or Contract Time. The Architect shall have no authority to order changes in the Work involving adjustments in the Contract Sum or Contract Time without the written approval of the Owner.

§ 4.2.2 The Architect, as a representative of the Owner, will visit the site at intervals appropriate to the stage of the Contractors operations (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect will neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except a~ provided in Section 3.3.1.

§ 4.2.3 The Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work.

§ 4.2.4 Communications Facilitating Contract Administration. Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall endeavor to communicate with each other through the Architect about matters arising out of or relating to the Contract. Communications by and with the Architect’s consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors shall be through the Owner.

§ 4.2.5 Based on the Architect’s evaluations of the Contractor’s Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

§ 4.2.6 The Architect will have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Sections 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ 4.2.7 The Architect will review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, hut only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action will he taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review, Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract

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Documents. The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5 and 3.12. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 4.2.8 The Architect will prepare Change Orders and Construction Change Directives, and may authorize minor changes in the Work as provided in Section 7.4,

§ 4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, will receive and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

§ 4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

§ 4.2.11 The Architect will interpret and decide matters concerning performance under and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. If no agreement is made concerning the time within which interpretations required of the Architect shall be furnished in compliance with this Section 4.2, then delay shall not be recognized on account of failure by the Architect to furnish such interpretations until 15 days after written request is made for them

§ 4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either and will not he liable for results of interpretations or decisions so rendered in good faith.

(Paragraph deleted)

§ 4.3 CLAIMS AND DISPUTES

§ 4.3.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract. Claims must be initiated by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim. All Claims must be supported by a detailed chronology of all applicable backup data, including copies of all applicable Contract Documents, Submittals, Requests for Information, Bulletin Drawings, correspondence, Construction Change Directives, and all other documents directly related to the Claim that are available, or should be available, to the claimant at the time the claim is brought.

§ 4.3.2 Time Limits on Claims. Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be initiated by written notice to the Architect and the other party.

§ 4.3.3 Continuing Contract Performance. Pending final resolution of a Claim except as otherwise agreed in writing or as provided in Section 9.7.1 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents.

§ 4.3.4 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (I) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall he given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Architect will promptly

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investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall so notify the Owner and Contractor in writing, stating the reasons. Claims by either party in opposition to such determination must he made within 21 days after the Architect has given notice of the decision. If the conditions encountered are materially different, the Contract Sum and Contract Time shall he equitably adjusted, but if the Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall he referred to the Architect for initial determination, subject to further proceedings pursuant to Section 4.4.

§ 4.3.5 Claims for Additional Cost. If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.6.

§ 4.3.6 If the Contractor believes additional cost is involved for reasons including but not limited to (1) a written interpretation from the Architect, (2) an order by the Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by the Architect, (4) failure of payment by the Owner, (5) termination of the Contract by the Owner, (6) Owner’s suspension or (7) other reasonable grounds, Claim shall be filed in accordance with this Section 4.3.

§ 4.3.7 Claims for Additional Time

§ 4.3.7.1 If the Contractor wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary.

§ 4.3.7.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were the cause of delay, and had an adverse effect on the scheduled construction.

§ 4.3.7.3 The Construction Manager shall include —0- days per month in the Preliminary Construction Schedule to be shown as one activity for weather delays. Each weather day that delays or changes the critical path schedule would be promptly documented and submitted at the periodic progress meeting for approval. If Owner and Construction Manager agree that the aggregate total of all weather days affects the critical path of the Project, a Claim for additional time and extended general conditions cost will he submitted and will be granted as a change order at the appropriate time. The project schedule will be updated monthly to reflect the actual number of weather days and the impact it has on the Project’s critical path schedule, if any.

§ 4.3.8 Injury or Damage to Person or Property. If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 4.3.9 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

§ 4.3.10 Claims for Consequential Damages. The Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes:

.1	damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2	damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

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This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 14. Nothing contained in this Section 4.3.10 shall be deemed to preclude an award of liquidated direct damages, when applicable, in accordance with the requirements of the Contract Documents.

§ 4.4 RESOLUTION OF CLAIMS AND DISPUTES

§ 4.4.1 Decision of Architect. Claims, including those alleging an error or omission by the Architect but excluding those arising under Sections 10.3 through 10.5, shall he referred initially to the Architect for decision. An initial decision by the Architect shall he required as a condition precedent to mediation, arbitration or litigation of all Claims between the Contractor and Owner arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Architect with no decision having been rendered by the Architect. The Architect will not decide disputes between the Contractor and persons or entities other than the Owner.

§ 4.4.2 The Architect will review Claims and within ten days of the receipt of the Claim take one or more of the following actions: (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim, (4) suggest a compromise, or (5) advise the parties that the Architect is unable to resolve the Claim if the Architect lacks sufficient information to evaluate the merits of the Claim or if the Architect concludes that, in the Architect’s sole discretion, it would be inappropriate for the Architect to resolve the Claim.

§ 4.4.3 In evaluating Claims, the Architect may, hut shall not be obligated to, consult with or seek information from either party or from persons with special knowledge or expertise who may assist the Architect in rendering a decision. The Architect may request the Owner to authorize retention of such persons at the Owner’s expense.

§ 4.4.4 If the Architect requests a party to provide a response to a Claim or to furnish additional supporting data, such party shall respond, within ten days after receipt of such request, and shall either provide a response on the requested supporting data, advise the Architect when the response or supporting data will be furnished or advise the Architect that no supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Architect will either reject or approve the Claim in whole or in part.

§ 4.4.5 The Architect will approve or reject Claims by written decision, which shall state the reasons therefore and which shall notify the parties of any change in the Contract Sum or Contract Time or both. The approval or rejection of a Claim by the Architect shall be final and binding on the parties but subject to litigation.

§ 4.4.6 [Intentionally Deleted]

§ 4.4.7 Upon receipt of a Claim against the Contractor or at any time thereafter, the Architect or the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Contractor’s default, the Architect or the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

§ 4.4.8 If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the Claim by the Architect.

(Paragraphs deleted)

§ 4.4.9 If any Claim submitted to litigation involves the Architect, then the Architect and Construction Manager may be joined in the proceeding.

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(Paragraphs deleted)

ARTICLE 5 SUBCONTRACTORS

§ 5.1 DEFINITIONS

§ 5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

§ 5.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

§ 5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

§ 5.2.1 Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Architect will promptly reply to the Contractor in writing stating whether or not the Owner or the Architect, after due investigation, has reasonable objection to any such proposed person or entity. Failure of the Owner or Architect to reply promptly shall constitute notice of no reasonable objection.

§ 5.2.2 The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

§ 5.2.3 If the Owner or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner or Architect has no reasonable objection. If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

§ 5.2.4 The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitute.

§ 5.3 SUBCONTRACTUAL RELATIONS

§ 5.3.1 By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be hound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be hound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors,

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§5.3.2 Each subcontract shall be in writing and shall specifically provide that the Owner is an intended third-party beneficiary of such subcontract or the Owner will be named as a co-obligee to the performance and/or payment bonds provided by any Subcontractor and/or supplier.

§5.3.3 The Construction Manager shall provide copies of its subcontracts, agreements and current information on the status of its accounts upon demand by the Owner.

§ 5.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS

§ 5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that:

.1	assignment is effective only after termination of the Contract by the Owner for cause pursuant to Section 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor and Contractor in writing; and

.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

§ 5.4.2 Upon such assignment, if the Work has been suspended for more than 30 days, the Subcontractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.

ARTICLE 6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

§ 6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS

§ 6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Section 4.3.

§ 6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.

§ 6.1.3 The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to he used by the Contractor, separate contractors and the Owner until subsequently revised.

§ 6.1.4 Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces, the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Contractor under the Conditions of the Contract, including, without excluding others, those stated in Article 3, this Article 6 and Articles 10, II and 12.

§ 6.2 MUTUAL RESPONSIBILITY

§ 6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

§ 6.2.2 If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

§ 6.2.3 The Owner shall be reimbursed by the Contractor for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective Construction of the Contractor. The Owner shall be responsible to the Contractor for costs incurred by the Contractor because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

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§ 6.2.4 The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors as provided in Section 10.2.5.

§ 6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Section 3.14.

§ 6.3 OWNER’S RIGHT TO CLEAN UP

§ 6.3.1 If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Architect will allocate the cost among those responsible.

ARTICLE 7 CHANGES IN THE WORK

§ 7.1 GENERAL

§ 7.1.1 Changes in the Work maybe accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

§ 7.1.2 A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not he agreed to by the Contractor; an order for a minor change in the Work may he issued by the Architect alone.

§ 7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

§ 7.2 CHANGE ORDERS

§ 7.2.1 A Change Order is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

.1	change in the Work;

.2	the amount of the adjustment, if any, in the Contract Sum; and

.3	the extent of the adjustment, if any, in the Contract Time.

§ 7.2.2 Methods used in determining adjustments to the Contract Sum may include those listed in Section 7.3.3.

§ 7.3 CONSTRUCTION CHANGE DIRECTIVES

§ 7.3.1 A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

§ 7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ 7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall he based on one of the following methods:

.1	mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2	unit prices stated in the Contract Documents or subsequently agreed upon;

.3	cost to he determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4	as provided in Section 7.3.6.

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§ 7.3.4 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

§ 7.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall he effective immediately and shall be recorded as a Change Order.

§ 7.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit. In such case, and also under Section 7.3.3.3, the Contractor shall keep and present, in such form as the Architect may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 7.3.6 shall be limited to the following:

.1	costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.2	costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.3	rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;

.4	costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.5	additional costs of supervision and field office personnel directly attributable to the change.

§ 7.3.7 The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ 7.3.8 Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall he included in Applications for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs. For any portion of such cost that remains in dispute, the Architect will make an interim determination for purposes of monthly certification for payment for those costs. That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a claim in accordance with Article 4.

§7.3.8.1 A Change Order, when issued, shall be full compensation, or credit, for the extra work included, omitted or substituted. It shall show on its face the adjustment in time for completion of the Project as a result of the change in the Work. Each Change Order shall include all known costs related thereto, including all overhead, miscellaneous expenses and incidentals.

§ 7.3.9 When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ 7.4 MINOR CHANGES IN THE WORK

§ 7.4.1 The Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order and shall be binding on the Owner and Contractor, The Contractor shall carry out such written orders promptly.

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ARTICLE 8 TIME

§ 8.1 DEFINITIONS

§ 8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

§ 8.1.2 The date of commencement of the Work is the date established in the Agreement.

§ 8.1.3 The date of Substantial Completion is the date certified by the Architect in accordance with Section 9.8.

§ 8.1.4 The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

§ 8.2 PROGRESS AND COMPLETION

§ 8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance. Unless the date of commencement is established by the Contract Documents or a notice to proceed given by the Owner, the Contractor shall notify the Owner in writing not less than five days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic’s liens and other security interests.

§ 8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.2.4 If the progress or completion of the critical path of the Work is materially delayed by any fault, neglect, act or failure to act on the part of the Construction Manager or any one acting for or on behalf of the Construction Manager, then the Construction Manager shall, at its own cost and in addition to all of the other obligations imposed by the Owner, work such overtime or require the appropriate subcontractor to work overtime as may be necessary to make up for all time lost and to avoid delay in the progress and completion of the work.

§ 8.3 DELAYS AND EXTENSIONS OF TIME

§ 8.3.1 If the Contractor demonstrates that it has been delayed at any time in the commencement or progress of the critical path of the Work by an act or neglect of the owner or Architect, or of an employee of either, or of a separate contractor employed by the Owner, or by changes ordered in the critical path of the Work, or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Contractor’s control, or by delay authorized by the Owner, or by other causes which the Architect determines may justify delay, then the Contract Time shall be extended by Change Order for such reasonable time as the Architect may determine.

§ 8.3.1.1 Time extensions, if any, determined by the Architect will extend the Contract Time in an amount equal to the time approved by the Architect. Unless the delay is caused by the Owner or Architect, time Extensions and related costs are the sole and exclusive remedy for delay set forth in § 8.3.1, In no event shall the Owner, or Architect, be liable to the Construction Manager, any subcontractor, any supplier, or any other person or organization, or to any surety for or employee or agent of any of them, for damages arising out of or resulting from delays caused by the Construction Manager or anyone for whose acts the Construction Manager is responsible. To the extent any delay is cause solely by the Owner, the Construction Manager will be entitled to charge for any general conditions incurred.

§ 8.3.2 Claims relating to time shall be made in accordance with applicable provisions of Section 4.3.

§ 8.3.3 This Section 8.3 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.

§8.3.4 After being given notice that costs for additional services will be incurred by the Architect, the Construction Manager shall bear the reasonable cost of any additional services of the Architect made necessary by delays in completion of the Work due to actions or inactions of the Construction Manager or any subcontractors. The Construction Manager shall promptly pay any such costs upon demand by the Owner.

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ARTICLE 9 PAYMENTS AND COMPLETION

§ 9.1 CONTRACT SUM

§ 9.1.1 The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

§ 9.2 SCHEDULE OF VALUES

§ 9.2.1 Before the first Application for Payment, the Contractor shall submit to the Architect a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment. The Schedule of Values shall be prepared in such a manner that each major item of the Work and each subcontracted item of the Work is shown as a separate line item on AIA Document G703, Application and Certificate for Payment, Continuation Sheet, or other form acceptable to the Owner. This Schedule of Values, unless rejected by the Owner, shall be used as a basis for reviewing the Contractor’s Application for Payment.

§ 9.3 APPLICATIONS FOR PAYMENT

§ 9.3.1 At least ten days before the date established for each progress payment, the Contractor shall submit to the Architect an itemized Application for Payment for operations completed in accordance with the schedule of values. Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Architect may require, such as copies of requisitions from Subcontractors and material suppliers, and reflecting retainage if provided for in the Contract Documents.

§ 9.3.1.1 As provided in Section 7.3.8, such applications may include requests for payment on account of changes in the Work which have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.

§ 9.3.1.2 Such applications may not include requests for payment for portions of the Work for which the Contractor does not intend to pay to a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

§ 9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

§ 9.3.2.1 In requesting payment for materials stored on or off site, the Construction Manager shall submit with it Application for Payment an itemized list of the stored materials prepared in sufficient detail to identify the materials and their value. Evidence such as bills of sale or other proof that the materials listed have been paid for by the Construction Manager may be requested by the Owner.

§9.3.2.2 For materials stored off the site, the Construction Manager shall submit with its Application for Payment evidence that the materials are stored at the location previously agreed to in writing; ; that the materials are insured while in storage and while in transit to the site; and that transportation to the site will be provided. No payment will be certified for material stored off the site until the storage location has been agreed upon in writing and the other requirements of this subparagraph have been fulfilled.

§ 9.3.3 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or

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entities making a claim by reason of having provided labor, materials and equipment relating to the Work. Monthly, the Construction Manager shall submit a fully-executed and notarized Partial Release of Lien and Waiver of Claim form from the Construction Manager and all subcontractors in a form approved by the Owner and the Architect for the previous month’s Work.

§ 9.4 CERTIFICATES FOR PAYMENT

§ 9.4.1 The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Section 9.5.1.

§ 9.4.2 The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) made examination to ascertain how or for what purpose The Contractor has used money previously paid on account of the Contract Sum.

§ 9.4.3 The Owner may withhold payment to the Construction Manager notwithstanding the Architect’s certification if it is necessary, in the Owner’s reasonable opinion, to do so to protect the Owner from loss due to any of the reasons set forth in Sub-subparagraphs 9.5.1.1 through 9.5.1.7. In the event the Owner withholds payment under this section, it shall give the Construction Manager notice and an opportunity to cure the reason for nonpayment.

§ 9.5 DECISIONS TO WITHHOLD CERTIFICATION

(Paragraph deleted)

§ 9.5.1 The Architect may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect’s opinion the representations to the Owner required by Section 9.4.2 cannot be made. If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Section 9.4.1. If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner. The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Section 3.3.2, because of:

.1	defective Work not remedied;

.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

.3	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;

.4	reasonable evidence that tile Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to tile Owner or another contractor;

.6	reasonable evidence that the Work will not he completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7	persistent failure to carry out the Work in accordance with the Contract Documents.

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§ 9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

§ 9.6 PROGRESS PAYMENTS

§ 9.6.1 After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect.

§ 9.6.2 The Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor’s portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

§ 9.6.3 The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.

§ 9.6.4 Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

§ 9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.

§ 9.6.6 A Certificate for Payment a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

§ 9.6.7 Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum. payments received by the Contractor for Work properly performed by Subcontractors and suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor, shall create any fiduciary liability or tort liability on the part of the Contractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor for breach of the requirements of this provision.

§ 9.7 FAILURE OF PAYMENT

§ 9.7.1 If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, within seven days after receipt of the Contractor’s Application for Payment, or if the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified by the Architect or awarded by arbitration, then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Contract Documents.

§ 9.7.2 If the Owner is entitled to reimbursement or payment from the Construction Manager under or pursuant to the Contract Documents, such payment shall be made promptly upon demand by the Owner. Notwithstanding any language in the Contract Documents to the contrary, if the Construction Manager fails to make any payment to the Owner, or the Owner incurs any costs and expenses to commence a cure any default of the Construction Manager or to correct defective work and the Construction Manager fails to commence a cure within five (5) days, the Owner shall have an absolute right to offset such amount against the Contract Sum, and may, in the Owner’s sole discretion, elect either to (I) deduct an amount equal to that to which the Owner is entitled from any payments then or thereafter due the Construction Manager, or (2) issue a written notice to the Construction Manager reducing the Contract Sum by an amount equal to that to which the Owner is entitled.

§ 9.8 SUBSTANTIAL COMPLETION

§ 9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work for its intended use. Tile Owner will he allowed to start its occupant move-in work Forty-five (45) days prior

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to the Date of Substantial Completion, as adjusted, for floors P1, P2, 1, 2, 11 and 12. Substantial Completion for floors P1, P2, 1,2, II and 12 is hereby defined as the stage in the progress of the Work when the Work for floors P1, P2, 1, 2, II and 12 or designated portion thereof is sufficiently complete in the Contract Documents so that the Owner is able to conduct business and use the upfit space for its commercially intended purpose.

§ 9.8.2 When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

§ 9.8.3 Upon receipt of the Contractor’s list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

§ 9.8.3.1 If additional final inspections are required because the Contractor requested any final inspection before the Work, or any portion of the Work, was ready for final inspection, such additional inspections will be done at the Contractor’s expense. The Architect’s reasonable fees and expenses for any such additional inspections will be deducted from amounts due the Contractor on the subsequent Application for Payment.

§ 9.8.4 When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

§ 9.8.5 The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate. Upon such acceptance and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

§ 9.9 PARTIAL OCCUPANCY OR USE

§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Section 11.4.1.5 and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Section 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.

§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to he used in order to determine and record the condition of the Work.

§ 9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents,

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§ 9.10 FINAL COMPLETION AND FINAL PAYMENT

§ 9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable. The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Section 9.10.2 as precedent to the Contractor’s being entitled to final payment have been fulfilled.

§ 9.10.1.1 All warranties and guarantees required under the Contract Documents shall be assembled and delivered by the Construction Manager to the Architect as part of the final Application for Payment. The final Certificate for Payment will not be issued by the Architect and payment will not he due until all warranties and guarantees have been received and accepted by the Owner.

§ 9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not he renewable to cover the period required by the Contract Documents, (4) consent of surety. if any. to final payment and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees. The Contractor shall provide to the Owner and Architect a fully-executed and notarized Final Release of Lien and Waiver of Claim form from the Contractor and all subcontractors in form acceptable to the Owner and Architect.

§ 9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall he made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ 9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;

.2	failure of the Work to comply with the requirements of the Contract Documents; or

.3	terms of special warranties required by the Contract Documents.

§ 9.10.5 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

§ 9.10.6 Final payment constituting the entire unpaid balance of the Contract Sum will be paid by the Owner to the Construction Manager within thirty (30) days after the final Certificate for Payment has been issued by the Architect.

AlA Document A2O1™ - 1997. Copyright © 1911, 1915, 1918, 1925, 1937, 1951 1958, 1961 1963, 1966, 1967, 1970, 1976, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AlA Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AlA Document, or any portion of it, may result in severe civil and criminal penalties and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 14:53:55 on 08/18/2005 under Order No.1000194010 1 which expires on 8/18/2006, and is not for resale.	24

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

§ 10.1 SAFETY PRECAUTIONS AND PROGRAMS

§ 10.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

§ 10.2 SAFETY OF PERSONS AND PROPERTY

§ 10.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

.1	employees on the Work and other persons who may be affected thereby;

.2	the Work and materials and equipment to he incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub-subcontractors; and

.3	other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

§ 10.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

§ 10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

§ 10.2.3.1 The Contractor shall also he responsible for all measures necessary to protect any property and improvement adjacent to the Property as a cost of work. Any damage to such property and improvements shall be promptly repaired by the Contractor.

§ 10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

§ 10.2.4.1 Use of explosives is not permitted, unless approved by the Owner.

§ 10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Sections 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Section 3.18.

§ 10.2.6 The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

§ 10.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

§ 10.3 HAZARDOUS MATERIALS

§ 10.3.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

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§ 10.3.2 The Owner shall obtain the services of a licensed laboratory to verify tile presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7

§ 10.3.3 [Intentionally Deleted].

§ 10.4 The Owner shall not be responsible under Section 10.3 for materials and substances brought to the site by the Contractor unless such materials or substances were required by the Contract Documents. The Contractor agrees not to knowingly use, after reasonable investigation, fill, or products or other materials to be incorporated into the Work which may contain any asbestos or PCB, or are hazardous, toxic or comprised of any items that are known to he hazardous or toxic.

§ 10.5 If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred.

§ 10.6 EMERGENCIES

§ 10.6.1 In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Section 4.3 and Article 7.

§ 10.7 BROWNFIELDS AGREEMENT

§ 10.7.1 The Contractor understands and acknowledges that the Owner is a party to a certain Brownfields Agreement between the North Carolina Department of Environment and Natural Resources and Owner and that the terms and conditions of the Brownfields Agreement apply to the Project including any and all work performed on the Project site. A copy of the current draft version of the Brownfields Agreement dated May 4, 2005 is attached hereto as Exhibit B and incorporated herein by reference (hereinafter the current draft of the Brownfields Agreement and any amendment thereto is referred to collectively as the “BFA”). The BFA is still under negotiation and will be finalized subsequent to the execution of this Agreement. As new, amended versions of the BFA are agreed upon and issued, this Agreement will be supplemented by the amended versions of the BFA and the amended versions will be incorporated into this Agreement by reference as if fully set forth herein by Change Order. Contractor acknowledges that the BFA contains certain specific terms and conditions detailing how certain work must he performed by Owner on the Project site. Contractor agrees to ensure that Contractor and its employees, subcontractors and other agents comply with the terms and conditions of Sections 14, 15, 16, 22 and 26 of the BFA and Contractor will seek instruction and direction from Owner if it has any questions or concerns about complying with these sections, During the negotiation of the BFA, Owner and Contractor will work with DENR to administer and comply with any new or revised procedures related to Work to be performed on the Project site based on current site conditions.

§ 10.7.2 Owner agrees to fully indemnify, defend and hold harmless Contractor from any claim, damage or loss arising out of or resulting from any hazardous material or substance not known by the Contractor to exist on the Project site where such hazardous material or substance presents the risk of bodily injury or death and has not been rendered harmless prior to the start of work by the Contractor; provided, however, that Owner shall have no obligation of indemnity hereunder with respect to any claim, damage or loss related to any hazardous material or substance known by Contractor to exist on the Project site including, without limitation, any contaminants identified in Section 9 of the BFA, and to the extent caused by (i) Contractor’s failure to use commercially reasonable efforts

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to ensure that Contractor and its employees, subcontractors and other agents abide by the terms and conditions of Sections 14, 15, 16, 22 and 26 of the BFA, or (ii) Contractor’s breach of any term, condition or covenant of this Agreement or any other Contract Document; and provided further, that such claim, damage or loss is not due to the negligence of a party seeking indemnity.

§ 10.7.3 The Owner acknowledges that the Contractor may not have factored or incorporated certain terms and conditions of the BFA, in its current or amended form, into its Guaranteed Maximum Price or the Construction Schedule. Where the Contractor believes that the performance of the Work in accordance with the terms and conditions of the BFA attached hereto will increase the Cost of the Work and/or require additional time in the construction schedule, the Owner and Contractor will mutually agree upon any required change in such Contract Time or Cost of Work, if any.

ARTICLE 11 INSURANCE AND BONDS

§ 11.1 CONTRACTOR’S LIABILITY INSURANCE

§ 11.1.1 The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1	claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;

.3	claims for damages because of bodily injury sickness or disease, or death of any person other than the Contractor’s employees;

.4	claims for damages insured by usual personal injury liability coverage;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6	claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

.7	claims for bodily injury or property damage arising out of completed operations; and

8	claims involving contractual liability insurance applicable to the Contractor’s obligations under Section 3.18.

§ 11.1.2 The insurance required by Section 11.1.1 shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, must be written on an occurrence basis, and shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

§ 11.1.2.1 The Owner shall be named as an additional insured under the Construction Manager’s liability insurance.

§ 11.1.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These certificates and the insurance policies required by this Section 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by Section 9.10.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor’s information and belief.

§ 11.2 OWNER’S LIABILITY INSURANCE

§ 11.2.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.

§ 11.3 PROJECT MANAGEMENT PROTECTIVE LIABILITY INSURANCE

(Paragraphs deleted)

AlA Document A2O1™ - 1997. Copyright © 1911, 1915, 1918, 1925, 1937, 1951 1958, 1961 1963, 1966, 1967, 1970, 1976, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AlA Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AlA Document, or any portion of it, may result in severe civil and criminal penalties and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 14:53:55 on 08/18/2005 under Order No.1000194010 1 which expires on 8/18/2006, and is not for resale.	27

[Intentionally Deleted] (Paragraph deleted)

§ 11.4 PROPERTY INSURANCE

§ 11.4.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the initial Contract Sum, plus value of subsequent Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles. Such property insurance shall he maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Section 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Section 11.4 to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

§ 11.4.1.1 Property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.

§ 11.4.1.2 The Owner will provide the Contractor with a copy of a Certificate of Insurance for the Builder’s Risk policy prior to the commencement of the Work.

§ 11.4.1.3 If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles,

§ 11.4.1.4 This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.

§ 11.4.1.5 Partial occupancy or use in accordance with Section 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

§ 11.4.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Contractor, Subcontractors and Sub-subcontractors in the Work, and the Owner and Contractor shall be named insureds.

§ 11.4.3 Loss of Use Insurance. The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner’s property, including consequential losses due to fire or other hazards however caused.

§ 11.4.4 If the Contractor requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

§ 11.4.5 If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Section 11 .4.7 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

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§ 11.4.6 Before an exposure to loss may occur, the Owner shall file with the Contractor a copy of each policy that includes insurance coverages required by this Section 11.4. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days’ prior written notice has been given to the Contractor.

§ 11.4.7 Waivers of Subrogation. The Owner and Contractor waive all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section 11.4 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor, as appropriate, shall require of the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ 11.4.8 A loss insured under Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 11.4,10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

§ 11.4.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Section 4.6. If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7.

§ 11.4.10 The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner’s exercise of this power; if such objection is made, the dispute shall be resolved as provided in Sections 4.5 and 4.6. The Owner as fiduciary shall, in the case of arbitration, make settlement with insurers in accordance with directions of the arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

§ 11.5 PERFORMANCE BOND AND PAYMENT BOND

§ 11.5.1 The Owner shall have the right to require the Contractor to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents on the date of execution of the Contract.

§ 11.5.2 Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall permit a copy to be made.

§ 11.5.3 Contractor shall not be responsible to provide a bond, effect a discharge or refund any payments to Owner arising out of a lien or claim filed due to Owner’s failure to pay amount properly due to Contractor pursuant to this Agreement.

§ 11.5.4 Contractor will require Subcontractors whose subcontracts are over $100,000 to furnish performance and payment bonds unless directed not to by Owner, In the event Owner so directs, Owner shall be responsible for all costs which would otherwise be recoverable under either a payment or performance bond. Contractor and Owner shall be the obliges on such performance and payment bonds.

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ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

§ 12.1 UNCOVERING OF WORK

§ 12.1.1 If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

§ 12.1.2 If a portion of the Work has been covered which the Architect has not specifically requested to examine prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Contract Documents, correction shall be at the Contractor’s expense unless the condition was caused by the Owner or a separate contractor in which event the Owner shall he responsible for payment of such costs.

§ 12.2 CORRECTION OF WORK

§ 12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION

§ 12.2.1.1 The Contractor shall promptly correct Work rejected by the Architect or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.

§ 12.2.2 AFTER SUBSTANTIAL COMPLETION

§ 12.2.2.1 In addition to the Contractor’s obligations under Section 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor and to make a claim for breach of warranty. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Section 2.4.

§ 12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.

§ 12.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Contractor pursuant to this Section 12.2.

§ 12.2.3 The Contractor shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

§ 12.2.4 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

§ 12.2.5 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the one-year period for correction of Work as described in Section 12.2,2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specifically to correct the Work.

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§ 12.3 ACCEPTANCE OF NONCONFORMING WORK

§ 12.3.1 If tile Owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 13 MISCELLANEOUS PROVISIONS

§ 13.1 GOVERNING LAW

§ 13.1.1 The Contract shall be governed by the law of the place where the Project is located.

§ 13.2 SUCCESSORS AND ASSIGNS

§ 13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Section 13.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 13.2.2 The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under the Contract Documents, The Contractor shall execute all consents reasonably required to facilitate such assignment.

§ 13.3 WRITTEN NOTICE

§ 13.3.1 Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if delivered at or sent by registered or certified mail to the last business address known to the party giving notice.

§ 13.4 RIGHTS AND REMEDIES

§ 13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ 13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ 13.4.3 If any provision of the Contract Documents is held to he illegal, invalid or unenforceable under any law, such provision shall be fully severable, and all other provisions shall remain in full force and effect.

§13.4.4 Nothing contained in this Contract shall be deemed to create a contractual relationship with or cause of action in favor of any third party against Contractor or Owner.

§ 13.5 TESTS AND INSPECTIONS

§ 13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to he made so that the Architect may be present for such procedures. The Owner shall bear costs of tests, inspections or approvals which do not become requirements until after bids are received or negotiations concluded.

§ 13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection

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or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so that the Architect may be present for such procedures. Such costs, except as provided in Section 13.5.3, shall he at the Owner’s expense.

§ 13.5.3 If such procedures for testing, inspection or approval under Sections 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall he at the Contractor’s expense.

§ 13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

§ 13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

§ 13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 13.6 INTEREST

§ 13.6.1 Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

§ 13.6.2 PROJECT RECORDS The Construction Manager if maintained in its normal course of business, shall maintain the following Project records: hid estimates, payment records, payroll records, meeting minutes, daily reports, logs, diaries, shop drawings, submittals, schedules, internal correspondence, notes and memoranda and all correspondence involved in the Project. These Project records shall be made readily available to the Owner upon request.

§ 13.6.3 The Construction Manager shall maintain and shall require all subcontractors to maintain a drug-free workplace.

§ 13.7 COMMENCEMENT OF STATUTORY LIMITATION PERIOD

§ 13.7.1 As between the Owner and Contractor:

.1	Before Substantial Completion. As to acts or failures to act occurring prior to the relevant date of Substantial Completion, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;

.2	Between Substantial Completion and Final Certificate for Payment. As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of the final Certificate for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Certificate for Payment; and

.3	After Final Certificate for Payment. As to acts or failures to act occurring after the relevant date of issuance of the final Certificate for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Contractor pursuant to any Warranty provided under Section 3.5, the date of any correction of the Work or failure to correct the Work by the Contractor under Section 12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Contractor or Owner, whichever occurs last.

ARTICLE 14 TERMINATION OR SUSPENSION OF THE CONTRACT

§ 14.1 TERMINATION BY THE CONTRACTOR

§ 14.1.1 The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any

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other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:

.1	issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

.2	an act of government, such as a declaration of national emergency which requires all Work to he stopped;

.3	because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4. 1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

.4	the Owner has failed to furnish to the Contractor promptly, upon the Contractor’s request, reasonable evidence as required by Section 2.2.1.

§ 14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Section 14,3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ 14.1.3 If one of the reasons described in Section 14. 1.1 or 14.1.2 exists, the Contractor may, upon seven days’ written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

§ 14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has persistently failed to fulfill the Owner’s obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days’ written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Section 14.1.3.

§ 14.2 TERMINATION BY THE OWNER FOR CAUSE

§ 14.2.1 The Owner may terminate the Contract if the Contractor after notice and an opportunity to cure:

.1	persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

.2	fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

.3	persistently disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

.4	otherwise is guilty of substantial breach of a provision of the Contract Documents.

§ 14.2.2 When any of the above reasons exist, the Owner, upon certification by the Architect that sufficient cause exists to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:

.1	take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

.2	accept assignment of subcontracts pursuant to Section 5.4; and

.3	finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Contractor, tile Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

§ 14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Architect’s services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall he paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Architect, upon application, and this obligation for payment shall survive termination of the Contract.

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§ 14.2.5 The Construction Manager shall bear the costs of any additional services of the Architect resulting from the Owner’s termination of the Contract pursuant to this Paragraph 14,2 provided that the Contractor shall not he responsible for the Architect’s services incurred to perform construction administration for any replacement Contractor

§ 14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

§ 14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ 14.3.2 The Contract Sum and Contract Time shall he adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:

.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or

.2	that an equitable adjustment is made or denied under another provision of the Contract.

§ 14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

§ 14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause, provided the termination is not done solely to replace the Construction Manager.

§ 14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:

.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3	except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

§ 14.4.3 In case of such termination for the Owner’s convenience, prior to the construction phase, the Construction Manager shall be entitled to the Contract Sum set out in paragraph 4.1 .1 of the Agreement, which shall be an accord and satisfaction of the full amount due by the Owner. In case of such termination for the Owner’s convenience after acceptance of the Guaranteed Maximum Price proposal and commencement of the Construction Phase, the Contractor shall he entitled to receive payment for Work executed and the associated Fee.

AlA Document A2O1™ - 1997. Copyright © 1911, 1915, 1918, 1925, 1937, 1951 1958, 1961 1963, 1966, 1967, 1970, 1976, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AlA Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AlA Document, or any portion of it, may result in severe civil and criminal penalties and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 14:53:55 on 08/18/2005 under Order No.1000194010 1 which expires on 8/18/2006, and is not for resale.	34